Exhibit 10.1

December 29, 2010

Steven J. Bensinger

Dear Steve:

You have indicated that you wish to resign from your position with The Hanover Insurance Company, its subsidiaries and affiliates, including but not limited to The Hanover Insurance Group, Inc. (collectively referred to as the “Company”). The Company has requested that you continue your employment up to and including June 30, 2011. In connection with this request, you and the Company have mutually agreed to the terms and conditions set forth below surrounding your employment and resignation as of June 30, 2011 (or such earlier date as may be mutually agreed upon by the parties, the “Resignation Date”). This letter (the “Agreement”) outlines the benefits for which you are eligible if you remain with the Company up through your Resignation Date and if you agree to the terms and conditions stated in this Agreement, including a release of all claims in favor of the Company.

1.	Duties. You and the Company agree that your primary duties and responsibilities will be as follows:

(a)	You will (i) continue in your Chief Financial Officer role, including oversight of the Company’s financial books and records, and (ii) otherwise cooperate with senior management and the Company’s finance organization to facilitate the transition of the Company’s financial leadership, in each case until the later of (x) the filing of the Company’s 2010 Annual Report on Form 10-K with the Securities and Exchange Commission, or (y) March 12, 2011, at which point you will resign from your position as Executive Vice President, Chief Financial Officer and Principal Accounting Officer and from all other officer and Board positions with the Company (the “CFO Resignation Date”); and

(b)	From and after the CFO Resignation Date until the Resignation Date, you will serve in an advisory capacity at the pleasure of the Company’s Chief Executive Officer and Chief Financial Officer to provide such assistance as may be necessary or desirable to facilitate the transition of the Company’s financial leadership.

The Company will be reasonable in providing you with time, and accommodating your schedule, so you may conduct your job search and pursue employment opportunities.

2.	Base Salary Provided you remain employed by the Company in the role set forth in Section 1(a), you shall continue to receive your current rate of compensation payable in biweekly installments of approximately $20,769.23 until the CFO Resignation Date. Provided you remain employed by the Company, during the period commencing on the CFO Resignation Date and ending on the Resignation Date, you shall receive a base salary payable in biweekly installments of approximately $6,923.07.

3.	Sign-On Bonus In consideration for your agreement to reaffirm the general release and waivers set forth in Section 18 below by signing, effective as of the Resignation Date, the waiver and release set forth on Exhibit A, and provided you remain employed with the Company through the CFO Resignation Date, you will not be required to return any portion of the $200,000 sign-on bonus received in connection with your hire.

4.	Relocation Benefits. Provided you remain employed by the Company, you shall continue to receive reimbursement for temporary living expenses under The Hanover Insurance Group Relocation program until the CFO Resignation Date. Additionally, provided you remain employed with the Company through the Resignation Date, you will not be required to return any amounts received in connection with The Hanover Insurance Group Relocation program.

5.	Financial Planning. Provided you remain employed by the Company through the CFO Resignation Date, you shall continue to be eligible for Company-provided financial planning services through the December 31, 2011.

6.	Vacation Entitlement. The Company will pay you for any accrued and unused vacation time to which you are entitled as of your Resignation Date. You are not required to sign this Agreement in order to receive your accrued and unused vacation pay.

7.	Incentive Compensation.

(a)	Short-Term Incentive Compensation. You will receive a Short-Term Incentive Compensation award for 2010 payable in 2011 in the amount of $300,000, which will be paid in accordance with the Company’s usual pay practices for such awards by no later than March 15, 2011. You will not be entitled to any Short-Term Incentive Compensation for 2011.

(b)	Long-Term Incentive Compensation. You and the Company confirm that because you are terminating your employment, any equity-based long-term incentive compensation previously awarded to you (“Equity Awards”) that has not vested as of your termination date shall be forfeited as required by the terms of such awards. Additionally, in the event that for any reason any currently unvested Equity Awards shall vest after your CFO Resignation Date but prior to your Resignation Date, any such amounts that may be received upon vesting shall be forfeited to the Company.

8.	Continuity Plan. Effective as of December 29, 2010, you shall cease to be a Participant in The Hanover Insurance Group Amended and Restated Employment Continuity Plan (the “Continuity Plan”) and will no longer be entitled to any benefits under such plan.

9.	Payment for Money Owed/Withholding. You acknowledge that all monies owed to you by the Company have been paid, including all monies owed for all hours worked, including overtime, if applicable, and that any payments made pursuant to this Agreement will be subject to applicable Federal and State income tax withholding.

10.	409A Compliance. The Company has attempted in good faith to comply with the Internal Revenue Code Section 409A (“409A”) in preparing this Agreement. However, the Company does not represent or warrant to you that this Agreement is 409A compliant, and encourages you to seek your own legal or tax advice if you have any concerns. You hereby acknowledge that other than the usual employer payroll tax obligations, any tax liability in connection with the payments made under this agreement is to be borne by you.

11.	Confidential Information. You agree not to disclose or cause to be disclosed any Company Confidential Information. “Confidential Information” shall include any confidential information concerning the business, prospects, and goodwill of the Company including, by way of illustration and not limitation, all information (whether or not patentable or copyrightable) owned, possessed or used by the Company including without limitation any vendor information, client information, potential client lists, trade secrets, reports, technical data, computer programs, software documentation, software development, marketing or business plans, unpublished financial information, budgeting/price/cost information or agent, broker, employee or insureds lists. You also affirmatively state that you have not disclosed Confidential Information to unauthorized parties during the term of your employment up until the date you sign this Agreement.

12.	Non-Disparagement. You agree to make no statements, whether oral, written or electronic, that would tend to disparage, criticize or ridicule the Company. The Company will not, and agrees on behalf of its officers that they will not, make any statements, whether oral, written or electronic, that would tend to disparage, criticize or ridicule you. Unless you request otherwise or refer employers or others to specific individuals at the Company, the Company will adhere to its “no reference” policy by responding to all inquiries regarding your employment with only information related to your dates of employment and position(s) held.

13.	Non-Solicitation, Proprietary Information, etc. The terms and conditions related to non-solicitation, proprietary and confidential information, development and similar matters set forth in any other agreement to which you have previously agreed, and all such terms contained therein, are hereby incorporated herein and have the same force and effect.

14.	Cooperation. You agree generally to be available to respond to questions and/or inquiries and provide other information concerning matters that were within the scope of your responsibilities during your employment with the Company. It is anticipated that most matters can be addressed through phone calls and/or e-mails. Certain matters, however, may require meetings at mutually acceptable times and places. You will be reimbursed at your base rate of compensation as in effect prior to the CFO Resignation Date for any such meetings that occur after the Resignation Date. You also agree to cooperate fully with the Company in connection with any existing or future litigation against the Company to the extent the Company deems your cooperation necessary. The Company will attempt to minimize the disruption in your life in such event. The Company will compensate you at a rate equal to your base rate of compensation as in effect prior to the CFO Resignation Date and will reimburse you for any reasonable expenses you incur in connection with your obligation under this paragraph, such as expenses for travel, lodging, and meals. In the event you are called upon to provide information or services to the Company in connection with this provision, the Company hereby agrees to indemnify and defend you to the same extent as it would indemnify and defend an active officer or director of the Company.

15.	Return of Company Property. On or about your Resignation Date, you agree to return promptly all Company property of any kind whatsoever in your possession.

16.	Group Insurance Continuation/COBRA Benefits. Upon your termination of employment, you may elect to extend coverage of existing health care benefits for an additional 18 months in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) by paying 102% of the Company’s group rate for coverage. Additional details concerning COBRA coverage will be provided separately.

17.	Code of Conduct; Disclosure of Securities/SOX Violations. The Company seeks to ensure compliance with its Code of Conduct, other Company policies and federal and state laws and regulations, and imposes on each of its officers, directors, employees and others a duty to report potential violations. This includes the duty to report to the Company any conduct, act, or omission by the Company that you believe may constitute a violation of the Sarbanes-Oxley Act of 2002 (“SOX”) or other securities laws, including any fraud on investors or potential investors, financial improprieties, and/or any other unlawful conduct (hereafter collectively “unlawful conduct”). The Company provides mechanisms to encourage compliance with this duty, including the ability to report matters anonymously to an independent, third party company through the Employee Alert Line at 1-800-533-2547, or at the Web site: www.listenupreports.com, and if any person subject to the Code of Conduct does not believe that the matter has been adequately handled, then it should be reported in writing to the General Counsel or the Director of the Internal Audit Department, or in appropriate circumstances involving issues regarding the integrity of the Company’s financial statements or other unlawful conduct as defined above, to the Chairman of the Audit Committee of the Board of Directors. You acknowledge this responsibility under the Company’s Code of Conduct. The Company’s Code of Conduct prohibits retaliation for any such reporting and your entitlement to compensation under the Agreement will not be affected in any manner by the reporting of unlawful conduct on the part of the Company. The officers of the Company are not aware of any facts that would give rise to a claim by the Company or its affiliates against you.

18.	General Release. In consideration for the good and sufficient consideration contained herein and otherwise, the receipt of which is hereby acknowledged, you hereby release and discharge the Company and its past or present officers, directors, stockholders, employees, agents and attorneys, whether directly or indirectly, and whether individually or in their official capacities (collectively, the “Releasees”), from all actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, claims and demands whatsoever, including without limitation, all claims in law or in equity (collectively, “Claims”) which you ever had, now have or hereafter may have against the Releasees to the date of your execution of this Agreement, including any claims for any alleged violation of any federal, state, or local law, regulation or public policy relating to or having any bearing, directly or indirectly, on the operations or practices of the Company, the terms and conditions of your employment with the Company or the termination of your employment with the Company. You confirm and warrant that you have neither caused or permitted to be filed, nor will you cause or permit to be filed in the future, any pending charge, complaint or action against the Releasees and that you have not assigned any claim you have or may have against the Releasees to any person or entity. You agree not to make, assert or maintain any charge, claim, demand or cause of action, which is released by this Agreement.

Notwithstanding the foregoing, nothing in this Agreement shall adversely affect the rights you and your heirs, estate, executors and administrators may otherwise have to indemnification from the Company (or from a third-party insurer for directors and officers liability coverage) with respect to any costs, losses, claims, suits, proceedings, damages or liabilities to which you have or may become subject that are based upon or relate to your employment by the Company or your service as an officer or member of the Board of Directors of the Company or any of its affiliates.

In addition, you understand and acknowledge that there are various federal, state and local laws that prohibit employment discrimination on the basis of age, sex, race, color, marital status, national origin, religion, disability, sexual orientation and other categories, and that these laws are enforced by the courts and various government agencies. You intend to give up any rights you may have under these laws or any other laws with respect to your affiliation with the Releasees, employment by the Company, or the ending of your employment with the Company. You hereby release and forever discharge the Releasees from any and all actions, causes of action and claims whatsoever for wages, severance, stock options, bonuses, damages, including pain and suffering and emotional harm arising out of any promise, agreement or contract, known or unknown, suspected or unsuspected, you ever had, now have, or shall have against the Releasees with respect to any matter, event or condition occurring or arising on or prior to the date of your execution of this Agreement, including, but not limited to, claims for breach of an implied or expressed employment contract, claims for unlawful discharge, claims alleging a violation of federal and state wage and hour laws, Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, Section 1981 of the Civil Rights Act of 1991, The Americans with Disabilities Act, The Equal Pay Act, The Family Medical and Leave Act, federal and state Wage and Hour Laws, the Employee Retirement Income Security Act of 1974, federal and state whistle blower laws and other claims pursuant to federal, state or local law regarding discrimination based on race, age, sex, religion, marital status, disability, sexual orientation, or national origin, claims for alleged violation of any other local, state, and federal law, regulations, ordinance or public policy having any bearing whatsoever on the terms or conditions of your employment with the Company, the termination of such employment, as well as all claims pursuant to common law, or claims arising directly or indirectly out of your employment by or separation from employment with the Company. You further agree to release and discharge the Releasees not only from any and all claims which you could have made on your own behalf but also from those which may or could be brought by any person, governmental authority or organization and you waive any right to become, and promise not to become, a member of any class in any proceeding or case in which a claim against the Releasees arises, in whole or in part, from any event which occurred on or prior to the date of this Agreement. THIS MEANS THAT, BY SIGNING THIS AGREEMENT, YOU HAVE WAIVED ANY RIGHTS YOU MAY HAVE OR HAD TO BRING A LAWSUIT OR MAKE A CLAIM AGAINST THE RELEASEES BASED ON ANY ACTS OR OMISSIONS TAKEN BY THE COMPANY UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT.

Notwithstanding the foregoing, nothing in this Agreement shall preclude you from (a) filing a charge or complaint with the Equal Employment Opportunity Commission, (b) participating in any manner in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission or state civil rights agency, or (c) exercising your rights under COBRA, but you hereby waive any and all rights to recover under, or by virtue of, any such charge, complaint, investigation, hearing or proceeding.

19.

Period of Review. The Company advises you to consult with an attorney before signing this Agreement, and has provided you with twenty-one (21) days to review and consider this Agreement. You acknowledge and agree that you have been given a reasonable period of time within which to consider this Agreement, up to and including 21 days. If you fail to return this Agreement within 21 days of the date you receive it, the Company will consider you to have rejected its offer of the payment and benefits provided herein. You also represent that you have read carefully and fully understand the terms of this Agreement, and that you have had the opportunity to consult with an attorney, and that you have been advised by the Company to consult with an attorney, prior to signing this Agreement. You acknowledge that any changes to this Agreement, material or otherwise, will not restart the 21-day review period. You agree and understand that you may accept and sign this Agreement prior to the expiration of the 21-day review period, provided your acceptance is knowing and voluntary. You further acknowledge that you are executing this Agreement voluntarily and knowingly, and that notwithstanding your voluntary and knowing execution, you may revoke your consent to this Agreement at any time within seven (7) days of the date of its execution. The Agreement shall not become effective until this 7-day period has expired. Whether you sign this Agreement at or prior to the execution of the 21-day review period, the 7-day revocation period may not be shortened or waived. The “Effective Date” will be the eighth (8th) day after you sign the Agreement. If you do not notify the Company in writing, within the 7-day revocation period that you are exercising your right of revocation, the Agreement automatically will become effective.

20.	Arbitration. If any dispute shall arise between you and the Company with reference to the interpretation of this Agreement or the rights of any party with respect to any transaction under this Agreement, the dispute shall be referred to arbitration and/or mediation under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitration shall take place in the Commonwealth of Massachusetts, and the arbitration proceedings will be governed by the rules of the American Arbitration Association, as applicable. The decision of the arbitrator shall be final and binding upon you and the Company, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The expense of the arbitrator and of the arbitration shall be equally divided between you and the Company. Notwithstanding the foregoing, the Company does not waive its rights to specifically enforce in court, the obligations set forth in the Confidential Information, Non-Disparagement, Non-Solicitation, Proprietary Information, etc and Cooperation provisions contained in this Agreement and specifically, the Company may file and sustain a claim in court to enforce such rights.

21.	Voluntary Execution. Your signature below is an acknowledgement that you have read this Agreement, understand it, and that you are entering into it voluntarily.

22.	Successors and Assigns. This Agreement shall be binding upon you, your heirs, executors, administrators and assigns, and upon the Company, its successors and assigns.

23.	Completeness of Agreement. This Agreement contains all the terms and conditions agreed upon by the parties with reference to the subject matter contained in this Agreement. No other agreement, oral or otherwise, will be deemed to exist or to bind either of the parties to this Agreement. This Agreement cannot be modified except by a written instrument signed by both parties.

24.	Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited by or be invalid under such law, that provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating or nullifying the remainder of that provision or any other provision of this Agreement.

25.	Massachusetts Law. This Agreement shall be executed as an agreement under seal and it shall be governed by the laws of the Commonwealth of Massachusetts.

Very truly yours,

THE HANOVER INSURANCE COMPANY

By:	/s/ Bryan Allen
Vice President

I knowingly understand and voluntarily agree and accept the terms and condition set forth above.

/s/ Steven J. Bensinger

Steven J. Bensinger

Date:	December 29, 2010

Exhibit A

Waiver and General Release

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned does hereby agree as follows:

I hereby release and discharge The Hanover Insurance Company and its subsidiaries and affiliates, including but not limited to The Hanover Insurance Group, Inc. (collectively referred to as the “Company”) and its past or present officers, directors, stockholders, employees, agents and attorneys, whether directly or indirectly, and whether individually or in their official capacities (collectively, the “Releasees”), from all actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, claims and demands whatsoever, including without limitation, all claims in law or in equity (collectively, “Claims”) which I ever had, now have or hereafter may have against the Releasees to the date of my execution of this Wavier and General Release, including any claims for any alleged violation of any federal, state, or local law, regulation or public policy relating to or having any bearing, directly or indirectly, on the operations or practices of the Company, the terms and conditions of my employment with the Company or the termination of my employment with the Company. I confirm and warrant that I have neither caused or permitted to be filed, nor will I cause or permit to be filed in the future, any pending charge, complaint or action against the Releasees and that I have not assigned any claim I have or may have against the Releasees to any person or entity. I agree not to make, assert or maintain any charge, claim, demand or cause of action, which is released by this Agreement.

In addition, I understand and acknowledge that there are various federal, state and local laws that prohibit employment discrimination on the basis of age, sex, race, color, marital status, national origin, religion, disability, sexual orientation and other categories, and that these laws are enforced by the courts and various government agencies. I intend to give up any rights I may have under these laws or any other laws with respect to my affiliation with the Releasees, employment by the Company, or the ending of my employment with the Company. I hereby release and forever discharge the Releasees from any and all actions, causes of action and claims whatsoever for wages, severance, stock options, bonuses, damages, including pain and suffering and emotional harm arising out of any promise, agreement or contract, known or unknown, suspected or unsuspected, I ever had, now have, or shall have against the Releasees with respect to any matter, event or condition occurring or arising on or prior to the date of my execution of this Waiver and General Release, including, but not limited to, claims for breach of an implied or expressed employment contract, claims for unlawful discharge, claims alleging a violation of federal and state wage and hour laws, Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, Section 1981 of the Civil Rights Act of 1991, The Americans with Disabilities Act, The Equal Pay Act, The Family Medical and Leave Act, federal and state Wage and Hour Laws, the Employee Retirement Income Security Act of 1974, federal and state whistle blower laws and other claims pursuant to federal, state or local law regarding discrimination based on race, age, sex, religion, marital status, disability, sexual orientation, or national origin, claims for alleged violation of any other local, state, and federal law, regulations, ordinance or public policy having any bearing whatsoever on the terms or conditions of my employment with the Company, the termination of such employment, as well as all claims pursuant to common law, or claims arising directly or indirectly out of my employment by or separation from employment with the Company. I further agree to release and discharge the Releasees not only from any and all claims which I could have made on my own behalf but also from those which may or could be brought by any person, governmental authority or organization and I waive any right to become, and promise not to become, a member of any class in any proceeding or case in which a claim against the Releasees arises, in whole or in part, from any event which occurred on or prior to the date of this Waiver and General Release. THIS MEANS THAT, BY SIGNING THIS WAIVER AND GENERAL RELEASE, I HAVE WAIVED ANY RIGHTS I MAY HAVE OR HAD TO BRING A LAWSUIT OR MAKE A CLAIM AGAINST THE RELEASEES BASED ON ANY ACTS OR OMISSIONS TAKEN BY THE COMPANY UP TO THE DATE OF THE SIGNING OF THIS WAIVER AND RELEASE.

Notwithstanding the foregoing, nothing in this Waiver and General Release shall preclude me from (a) filing a charge or complaint with the Equal Employment Opportunity Commission, (b) participating in any manner in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission or state civil rights agency, or (c) exercising my rights under COBRA, but I hereby waive any and all rights to recover under, or by virtue of, any such charge, complaint, investigation, hearing or proceeding.

Code of Conduct; Disclosure of Securities/SOX Violations. The Company seeks to ensure compliance with its Code of Conduct, other Company policies and federal and state laws and regulations, and imposes on each of its officers, directors, employees and others a duty to report potential violations. This includes the duty to report to the Company any conduct, act, or omission by the Company that you believe may constitute a violation of the Sarbanes-Oxley Act of 2002 (“SOX”) or other securities laws, including any fraud on investors or potential investors, financial improprieties, and/or any other unlawful conduct (hereafter collectively “unlawful conduct”). The Company provides mechanisms to encourage compliance with this duty, including the ability to report matters anonymously to an independent, third party company through the Employee Alert Line at 1-800-533-2547, or at the Web site: www.listenupreports.com, and if any person subject to the Code of Conduct does not believe that the matter has been adequately handled, then it should be reported in writing to the General Counsel or the Director of the Internal Audit Department, or in appropriate circumstances involving issues regarding the integrity of the Company’s financial statements or other unlawful conduct as defined above, to the Chairman of the Audit Committee of the Board of Directors. You acknowledge this responsibility under the Company’s Code of Conduct. The Company’s Code of Conduct prohibits retaliation for any such reporting and your entitlement to compensation under the Agreement will not be affected in any manner by the reporting of unlawful conduct on the part of the Company.

Notwithstanding the foregoing, nothing in this Waiver and General Release shall adversely affect the rights I and my heirs, estate, executors and administrators may otherwise have to indemnification from the Company (or from a third-party insurer for directors and officers liability coverage) with respect to any costs, losses, claims, suits, proceedings, damages or liabilities to which I have or may become subject that are based upon or relate to my employment by the Company or my service as an officer or member of the Board of Directors of the Company or any of its affiliates.

I knowingly understand and voluntarily agree and accept the terms and condition set forth above.

Steven J. Bensinger

Date:	June XX, 2011